Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-3 No. 333-147483) of Douglas Emmett, Inc.,
(2)    Registration Statement (Form S-3 No. 333-167431) of Douglas Emmett, Inc.,
(3)    Registration Statement (Form S-3 No. 333-183879) of Douglas Emmett, Inc.,
(4)    Registration Statement (Form S-3 No. 333-206073) of Douglas Emmett, Inc., and
(5)    Registration Statement (Form S-8 No. 333-148268) pertaining to the Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan;

of our report dated May 6, 2016, with respect to the combined statement of revenues and certain expenses of the Westwood Portfolio included in its Current Report (Form 8-K/A) dated May 6, 2016 for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Los Angeles, California

May 6, 2016